Exhibit 99.1

news release

Enbridge Energy Partners Agrees to Acquire Natural Gas System
in North Texas

HOUSTON (November 23, 2004) /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge Partners” or the “Partnership”) announced that it has signed a definitive purchase agreement to acquire natural gas gathering and processing assets in North Texas from Devon Energy Corporation (NYSE: DVN).  The Partnership expects the acquisition will be accretive to distributable cash flow immediately upon its close, which is anticipated by the end of 2004, subject to customary regulatory approvals.

The acquired assets serve areas of the Fort Worth Basin, primarily in Jack, Palo Pinto and Parker counties.  System facilities include approximately 2,200 miles of gas gathering pipelines and three processing plants with aggregate processing capacity of 81 million cubic feet of natural gas per day (“MMcfd”).  Total current inlet volumes are approximately 55 MMcfd.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) (NYSE: EEQ) manages the business and affairs of Enbridge Partners and its principal asset is an approximate 18% interest in Enbridge Partners.  Enbridge Inc. (NYSE/TSX: ENB) (www.enbridge.com), through an indirect wholly owned subsidiary, is the General Partner of Enbridge Partners and holds an approximate 12% effective interest.

When used in this news release, words such as “anticipates”, “expects”, “plans” and similar expressions are intended to identify forward-looking statements relating to the pending acquisition.  Such statements are subject to certain risks, uncertainties and assumptions pertaining to factors such as: (1) changes in the demand for, or the supply of, and price trends related to natural gas and natural gas liquids; (2) the effects of competition, including by other pipeline systems; (3) regulatory approvals; and (4) performance of other parties.  Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via Enbridge Partners’ web site.

Investor Relations contact:	Media contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: mailto:investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

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